UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                               THE OILGEAR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
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________________________________________________________________________________
5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          2)   Form, Schedule or Registration Statement No.:

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          3)   Filing Party:

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          4)   Date Filed:

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


                                     OILGEAR

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                 ON MAY 14, 2002


         The Annual Meeting of Shareholders of THE OILGEAR COMPANY (the "Company") will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, May 14, 2002, at 2:00 P.M. (Milwaukee
Time), for the following purposes:

         (1)      To elect three directors, for terms expiring in the year 2005;
                  and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 5, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote.

         YOU WILL GREATLY ASSIST THE COMPANY IN CONDUCTING ITS ANNUAL MEETING IF YOU WILL INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

         A copy of the Annual Report to Shareholders for 2001 and a Proxy Statement accompany this Notice.

                                             By Order of the Board of Directors,



                                             Thomas J. Price,
                                             CORPORATE SECRETARY

Milwaukee, Wisconsin
April 12, 2002


THE OILGEAR COMPANY                                     Telephone:  414/327-1700
2300 South 51st Street                                  Fax:        414/327-0352
Post Office Box 343924
Milwaukee, WI 53234-3924

                               THE OILGEAR COMPANY
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219

                              ---------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                  MAY 14, 2002

                             ----------------------

                             SOLICITATION AND VOTING

         The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the "Company" or "Oilgear"). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares that such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, electronic mail, telegraph or facsimile, by officers and by regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about April 12, 2002.

         Only the holders of shares of Oilgear common stock, $1.00 par value (the "Common Stock"), at the close of business on April 5, 2002, the record date, will be entitled to vote at the meeting. At such date there were outstanding 1,937,886 shares of Common Stock.

         Each shareholder of record is entitled to one vote for each share of stock standing in such holder's name on the books of the Company on the record date with regard to the election of directors and any other matter that may be presented at the meeting. There shall be no cumulative voting.

         If you are a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan (collectively, the "Plans"), the proxy card will also serve as a voting instruction with respect to the shares of Common Stock allocated to your Plan account. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion on a proposal as the proportion of instructed votes for the applicable Plan. If you participate in both Plans or maintain accounts under different names (e.g., with and without a middle initial), you may receive more than one set of proxy materials. To ensure that all shares are voted, you must sign and return every proxy card you receive.

         A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors. Withheld votes and broker non-votes will, however, count toward establishing a quorum. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

         Any shareholder entitled to vote may vote either in person or by duly authorized proxy. You may revoke a proxy at any time prior to the voting thereof by providing the Secretary of the Company with oral or written notice of the revocation prior to the voting at the Annual Meeting or by attending and voting at the Annual Meeting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

                              ELECTION OF DIRECTORS

         The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected. Thus, one class of directors (three of the nine directors) is nominated for election at the 2002 Annual Meeting. The balance of the directors were elected by the shareholders at the 2000 and 2001 annual meetings for terms expiring in 2003 and 2004, respectively, as shown in the table below.

         The class of directors consisting of Robert D. Drake, Michael H. Joyce and Thomas L. Misiak is nominated for election at the 2002 Annual Meeting for a term expiring in 2005. Gerhard W. Bahner resigned as a director in December, 2001. Robert Drake was elected by the Board to serve the remainder of Mr. Bahner's term. We thank Mr. Bahner for his service as a director.

         Proxies received will be voted for the election of the three nominees named for the term specified. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for such substitute nominee(s) as may be selected by the Board.

         The following table sets forth the principal occupations (for at least the last five years) and directorships of the three nominees for director and of the six directors whose terms of office will continue after the Annual Meeting.

NOMINEES                                                     DIRECTOR       PRINCIPAL OCCUPATION
FOR TERM EXPIRING IN 2005               AGE                  SINCE          AND BUSINESS EXPERIENCE
-------------------------               ---                  --------       -----------------------
ROBERT D. DRAKE .................       47                   2001           Vice President - International Operations
                                                                            of Oilgear.

MICHAEL H. JOYCE(1) .............       61                   1999           President and Chief Operating Officer, Twin
                                                                            Disc, Incorporated (manufacturing), since
                                                                            1991; director of Twin Disc, Incorporated
                                                                            and Woodward Governor Company.

THOMAS L. MISIAK(1)(3) ..........       55                   1996           Retired President, The Falk Corporation, a
                                                                            subsidiary of United Technology Corporation
                                                                            (manufacturing), 1992-2000.

CONTINUING DIRECTORS WITH TERM                               DIRECTOR       PRINCIPAL OCCUPATION
EXPIRING IN 2003                        AGE                  SINCE          AND BUSINESS EXPERIENCE
----------------                        ---                  --------       -----------------------
HUBERT BURCH ....................       62                   1997           Vice President - European Operations of
                                                                            Oilgear.

ROGER H. SCHROEDER(2) ...........       59                   1999           Self-employed financial consultant since
                                                                            January 1999; retired Tax Partner in the
                                                                            Milwaukee office of KPMG LLP (accounting
                                                                            firm), 1966-1998.

DAVID A. ZUEGE(3) ...............       60                   1982           President and Chief Executive Officer of
                                                                            Oilgear.


CONTINUING DIRECTORS FOR TERM
EXPIRING IN 2004
----------------

DALE C. BOYKE ...................       51                   1998           Vice President - Marketing and Sales of
                                                                            Oilgear.

MICHAEL C. SIPEK(2) .............       49                   1998           President - Field Operations, Rexnord
                                                                            Corporation (manufacturing), since
                                                                            August 2000; President, Stearns Division
                                                                            of Rexnord Corporation, 1995-August 2000.

FRANK L. SCHMIT(1)(2)(3) ........       66                   1976           Retired Chairman and Chief Executive
                                                                            Officer, Water Pollution Control Corp.
                                                                            (producer of wastewater treatment
                                                                            equipment), 1994 - January 1999.

--------------------------

(1) Member of the Compensation Committee, which committee held one meeting in 2001. The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the Company and the corporate policies that pertain to those programs, and to administer the 1992 Stock Option Plan.

(2) Member of the Audit Committee, which committee held two meetings in 2001. The Audit Committee is charged with the responsibilities of: serving as an independent and objective party to monitor the Company's financial reporting process and internal control system; reviewing and appraising the audit efforts of the Company's independent auditors; providing an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors; reviewing the performance of the Company's independent auditors; reviewing the Company's procedures for internal auditing and the adequacy of the Company's system of internal controls; reviewing and evaluating the independence of the independent auditors and approving services rendered by such auditors; considering the engagement, continuation or discharge of the independent auditors; and establishing regular and separate systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

(3) Member of Executive Committee, which committee held one meeting separate from meetings of the entire Board of Directors in 2001.

         The Board of Directors held five meetings during 2001. During the period in the last fiscal year in which they served, all members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served.

         One of the primary functions of the Executive Committee is to propose nominees for the position of director. In carrying out its responsibilities, the Executive Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material, may be sent to the Corporate Secretary of Oilgear at its corporate offices.

                                 AUDIT COMMITTEE

         The Board of Directors has adopted and approved a formal written charter for the Audit Committee. The Board of Directors has determined that the members of the Audit Committee are "independent," as defined in the listing standards of The Nasdaq Stock Market relating to audit committees, meaning that they have no relationships with the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee also considered the compatibility of the provision of non-audit services by KPMG LLP with the maintenance of KPMG LLP's independence.

AUDIT COMMITTEE REPORT

         The Audit Committee oversees and monitors the participation of the Company's management and independent auditors throughout the financial reporting process.

         In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

         o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with the Company's management;

         o discussed with KPMG LLP, the Company's independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         o received the written disclosure from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

         Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.

                                 AUDIT COMMITTEE

                                 FRANK L. SCHMIT
                               ROGER H. SCHROEDER
                                MICHAEL C. SIPEK

AUDIT AND NON-AUDIT FEES

         The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

         AUDIT FEES
         Audit Fees, excluding audit related                          $ 165,000
                                                                      ---------

         FINANCIAL AND INFORMATION SYSTEMS DESIGN AND
             IMPLEMENTATION FEES                                             $0

         ALL OTHER FEES
         All other fees:
                 Audit related fees(1)                                $  92,000
                 Other non-audit services(2)                             22,000
                                                                      ---------
         Total all other fees                                         $ 114,000
                                                                      =========
--------------------
         (1) Audit related fees consisted principally of the audit of certain employee benefit plans, audits of foreign subsidiaries as required by local statute and assistance with documents filed with the SEC.

         (2)      Other non-audit fees consisted of tax compliance.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information, as of April 5, 2002 (or such other date as indicated), with respect to any person known to the Company to be the "beneficial owner" (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Common Stock:

                                                 NUMBER OF SHARES        PERCENT
                                                   AND NATURE OF            OF
NAME AND ADDRESS                               BENEFICIAL OWNERSHIP       CLASS
----------------                               --------------------       -----
Oilgear Stock Retirement Plan .............         399,297(1)            20.6%
Oilgear Savings Plus Plan .................         381,992(1)            19.7%
Oilgear Salaried Retirement Plan ..........         135,858(1)             7.0%
FMR Corp. .................................         190,000(2)             9.8%
  82 Devonshire Street
  Boston, MA 02109
David A. Zuege ............................         111,284                5.7%
   2300 South 51st Street
   Milwaukee, WI 53219
-----------------

(1) Held of record by the Trustee, Marshall & Ilsley Trust Company N.A., for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the Trustee disclaim beneficial ownership of the shares of Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of those shares allocated to participants' accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those plans except to or upon the instructions of participants in accordance with the terms of such plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 4 to the table below. The address of each of the plans is the Company's address.

(2) Based solely upon the information contained in the Schedule 13G report of FMR Corp. filed with the Securities and Exchange Commission (the "Commission") on February 14, 2002 with respect to Common Stock owned as of December 31, 2001. Fidelity Management & Research Company ("Fidelity"), an investment adviser and wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 190,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 190,000 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 190,000 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees.

         In addition to the above holdings, Common Stock is also held in the Oilgear Ferris Foundation, Inc. (38,650 shares, constituting 2% of the outstanding Common Stock). Voting and investment power with respect to these shares is held by the individuals identified in note 4 to the table below.

         The following table sets forth information regarding the beneficial ownership of Common Stock as of April 5, 2002, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                            NUMBER OF SHARES             PERCENT
                                              AND NATURE OF                 OF
NAME                                      BENEFICIAL OWNERSHIP(1)(2)      CLASS
----                                      --------------------------     -------
Dale C. Boyke .........................          34,708(3)                 1.8%
Hubert Bursch .........................          14,622(3)                  *
Robert D. Drake .......................          17,702(3)                  *
Michael H. Joyce ......................           1,300                     *
Thomas L. Misiak ......................           2,225                     *
Thomas J. Price .......................          50,546(3)(4)              2.6%
Frank L. Schmit .......................           3,425                     *
Roger H. Schroeder ....................           1,300                     *
Michael C. Sipek ......................           1,700(5)                  *
David A. Zuege ........................         111,284(3)(4)              5.7%
All directors and executive
officers as a group (11 persons) ......         259,718(3)(4)(5)          13.2%
--------------------

 *  Less than 1%

(1) The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for the shares referred to in note 3 and except for 435 and 2,775 shares as to which Messrs. Price and Boyke, respectively, have shared voting and investment power.

(2) Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan (as of March 22, 2002) and the Oilgear Stock Retirement Plan (as of March 22, 2002), as to which such officers have voting and investment power.

(3) Includes shares underlying options that are currently exercisable or become exercisable within 60 days and which were granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Boyke - 1,340; Mr. Bursch - 4,036; Mr. Drake - 3,120; Mr. Price - 5,018; Mr. Zuege - 12,048; and all executive officers - 28,796.

(4) Messrs. Zuege and Price share voting power and investment power with respect to 38,650 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege, Price and Bahner share voting power and investment power with respect to 135,858 shares held in the Oilgear Salaried Retirement Plan. None of such shares are included in the total for all directors and executive officers as a group or in the individual beneficial ownership amounts shown in the table. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan which are not allocated to the accounts of participants. There were a minimal number of such unallocated shares as of March 31, 2002; such shares are not included in the table.

(5) 400 of these shares are held in the Sipek Living Trust, dated February 5, 1999, the trustees of which are Mr. Sipek and his spouse.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, the Company's directors, its executive officers and certain persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year. All of these filing requirements were satisfied during the year ended December 31, 2001, except that a discrepancy in the period end holdings of Messrs. Bahner, Boyke, Drake and Price was corrected in a subsequent Form 5. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                             EXECUTIVE COMPENSATION

SUMMARY

         The following table sets forth certain information for each of the last three fiscal years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Chief Executive Officer of the Company at the end of fiscal 2001, and (2) the Company's other four most highly compensated executive officers who were serving as such at the end of fiscal 2001.

                           SUMMARY COMPENSATION TABLE

------------------------------------- -------- ---------------- ------------ ------------------- -------------------
                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION(1)        COMPENSATION
                                                ------------------------------------------------
                                                                                   AWARDS
                                                                              ------------------
                                                                                  SECURITIES
                                                                                  UNDERLYING         ALL OTHER
                                                    SALARY         BONUS         OPTIONS/SARS      COMPENSATION
   NAME AND PRINCIPAL POSITION          YEAR         ($)          ($)(2)            (#)(3)             ($)(4)
------------------------------------- -------- ---------------- ------------ ------------------- -------------------
DAVID A. ZUEGE                        2001            $201,609        $--           5,773              $13,710
President and                         2000             200,000     50,931           5,000               19,921
Chief Executive Officer               1999             198,000     49,202           5,000               16,543
------------------------------------- -------- ---------------- ------------ ------------------- -------------------
HUBERT BURSCH                         2001            $124,068        $--           2,065               $4,003
Vice President -                                      E138,049
European Operations(5)                2000            121,761/     25,775           2,500                4,194
                                                      E131,402
                                      1999            133,078/     24,900           2,000                5,528
                                                      E124,755
------------------------------------- -------- ---------------- ------------ ------------------- -------------------
DALE C. BOYKE                         2001            $109,528        $--           1,932              $10,389
Vice President -                      2000             108,000     21,651           2,500                7,870
Marketing and Sales                   1999             103,000     20,916           2,000                5,121
------------------------------------- -------- ---------------- ------------ ------------------- -------------------
ROBERT D. DRAKE                       2001            $109,528        $--           1,952              $10,434
Vice President - International        2000             108,000     21,651           2,500                7,830
Operations                            1999              96,000     18,924           2,000                5,594
------------------------------------- -------- ---------------- ------------ ------------------- -------------------
THOMAS J. PRICE                       2001            $105,651        $--           2,732               $8,693
Vice President, Chief Financial       2000             104,000     19,795           2,500               12,558
Officer and Corporate Secretary       1999             100,000     19,123           2,000                7,010
------------------------------------- -------- ---------------- ------------ ------------------- -------------------

(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with the Commission's regulations, since the value of such benefits did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Consists of bonuses pursuant to the Oilgear Variable Compensation Program. For 1999 and 2000, bonus amounts were paid at the beginning of 2000 and 2001, respectively. No bonuses were earned in 2001.

(3)      Consists entirely of stock options.

(4) Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the eligible named executive officers. In 2001, the amounts of the employer contributions to the named executive officers were as follows: Mr. Zuege - $8,372; Mr. Boyke - $4,008; Mr. Drake - $4,052; and Mr. Price - $5,503. Such employer contributions are comprised of matching contributions equal to 50% of the first 2% of total compensation deferred by the participant, 25% of the next 3% of total deferred compensation and an amount equal to 20% of the market price of any Common Stock purchased by the participant through designation of the Common Stock Fund as an investment choice. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven during 2001 pursuant to the Oilgear Key Employee Stock Purchase Plan, along with the value of the below-market portion of such interest for the same period, in the following amounts: Mr. Zuege - $5,338; Mr. Bursch - $4,003; Mr. Boyke - $6,381; Mr. Drake - $6,381; and Mr. Price - $3,190.

(5)      Mr. Bursch receives his compensation in Euros.

STOCK OPTIONS

         The following tables set forth certain information with respect to the executive officers named in the Summary Compensation Table concerning fiscal 2001 option grants and exercises, and the number and value of options outstanding at the end of fiscal 2001. None of the executive officers named in the Summary Compensation Table received or exercised SARs during the last fiscal year.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------
                                                   INDIVIDUAL GRANTS (1)
                             ------------------------------------------------------------
                                                                                                  POTENTIAL
                                 NUMBER         % OF TOTAL                                   REALIZABLE VALUE AT
                             OF SECURITIES     OPTIONS/SARS                                    ASSUMED ANNUAL
                               UNDERLYING       GRANTED TO     EXERCISE OR                 RATES OF STOCK
                              OPTIONS/SARS       EMPLOYEES      BASE PRICE    EXPIRATION     PRICE APPRECIATION
 NAME                          GRANTED (#)    IN FISCAL YEAR      ($/SH)        DATE           FOR OPTION TERM
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
                                                                                             5% ($)      10% ($)
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
DAVID A. ZUEGE                        4,356           19.08%       $9.813         1/9/06        $11,809     $26,096
                                        417             1.83        9.875        1/10/06          1,138       2,514
                                      1,000             4.38         7.00       12/12/06          1,934       4,274
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
HUBERT BURSCH                         1,565             6.86%      $9.813         1/9/06         $4,243      $9,376
                                        500             2.19         7.00       12/12/06            967       2,137
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
DALE C. BOYKE                         1,432             6.27%      $9.938        1/11/06         $3,932      $8,688
                                        500             2.19         7.00       12/12/06            967       2,137
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
ROBERT D. DRAKE                       1,452             6.36%      $9.813         1/9/06         $3,936      $8,699
                                        500             2.19         7.00       12/12/06            967       2,137
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------
THOMAS J. PRICE                       1,815             7.95%      $9.813         1/9/06         $4,920     $10,873
                                        417             1.83        9.875        1/10/06          1,138       2,514
                                        500             2.19         7.00       12/12/06            967       2,137
---------------------------- --------------- ---------------- ------------- ------------- -------------- -----------

-------------------

 (1) Consists entirely of incentive stock options granted pursuant to the 1992 Stock Option Plan. The plan is administered by the Compensation Committee of the Board of Directors which designates the persons to be granted options, the type of option, the number of underlying shares, the option price, the date of grant and the date options are first exercisable. The exercise price of these options is 100% of the fair market value of the Common Stock on the date of grant. The options vest in accordance with the following schedule: (i) as to 50% of the underlying shares, one year from the date of grant; (ii) as to an additional 25% of the underlying shares, two years from the date of grant; and (iii) as to the remaining 25% of the underlying shares, three years from the date of grant. To the extent an optionee satisfies the option exercise price or tax withholding obligations upon exercise with shares of previously owned the Common Stock, or satisfies such withholding obligations with shares issuable upon the option exercise, the Compensation Committee has the discretion to grant replacement options to the optionee covering the number of shares delivered or withheld at an exercise price equal to the then current fair market value of such shares. Certain of the options in the above table include replacement options. Upon a change in control of the Company while the optionee is employed by the Company, or the disposition of an operating unit resulting in the termination of the optionee's employment, options which are not yet exercisable shall fully vest.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

--------------------------------------------------------------------------------------------------------------------
                              SHARES                       NUMBER OF SECURITIES
                             ACQUIRED                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
NAME                            ON         VALUE              OPTIONS/SARS AT            IN-THE-MONEY OPTIONS AT
                            EXERCISE (#)  REALIZED ($)      FISCAL YEAR-END (#)          FISCAL YEAR-END ($)(2)
-------------------------- ------------- ------------- ------------------------------ ------------------------------
                                                        EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------
DAVID A. ZUEGE                    5,294        $5,113         3,250            4,250        $4,469           $5,969
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------
HUBERT BURSCH                     1,867         2,964         1,750            2,250         2,406            3,156
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------
DALE C. BOYKE                     1,750         3,160         1,750            2,250         2,406            3,156
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------
ROBERT D. DRAKE                   1,750         2,923         1,750            2,250         2,406            3,156
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------
THOMAS J. PRICE                   2,544         3,062         1,750            2,250         2,406            3,156
-------------------------- ------------- ------------- ------------- ---------------- ------------- ----------------

(1)      Consists entirely of stock options.

(2) Based upon a price of $8.50, which was the closing price on December 31, 2001 for the Common Stock on The Nasdaq Stock Market.


RETIREMENT PLANS

         The table below sets forth the estimated annual benefits payable for a participant's lifetime (with 10 years certain) upon retirement at age 65 during 2002 for specified compensation and years of service classifications.

                               PENSION PLAN TABLE

------------------------------------------------------------------------------
                                      YEARS OF SERVICE (1)
------------------------------------------------------------------------------
REMUNERATION(2)       15          20           25          30           35
---------------- ----------- ----------- ------------ ----------- ------------
 $100,000           $19,024     $25,365      $31,707     $38,048      $44,389
---------------- ----------- ----------- ------------ ----------- ------------
  150,000            30,274      40,365       50,457      60,548       70,639
---------------- ----------- ----------- ------------ ----------- ------------
  200,000            41,524      55,365       69,207      83,048       96,889
---------------- ----------- ----------- ------------ ----------- ------------
  250,000            52,774      70,365       87,957     105,548      123,139
---------------- ----------- ----------- ------------ ----------- ------------
  300,000            64,024      85,365      106,707     128,048      149,389
---------------- ----------- ----------- ------------ ----------- ------------
  350,000            75,274     100,365      125,457     150,548      175,639
---------------- ----------- ----------- ------------ ----------- ------------
  400,000            86,524     115,365      144,207     173,048      201,889
---------------- ----------- ----------- ------------ ----------- ------------

-------------------

(1) The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Tax Reform Act of 1986. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset and it does not consider the current maximum benefit limitation of $160,000 on a single life annuity basis or the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement in 2002 at age 65 with Covered Compensation (as defined below) of $39,444.

(2) Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes total earnings plus contributions to the Oilgear Savings Plus Plan, any cafeteria plan and any flexible spending account less reimbursements for moving expenses and any income derived from the disposition of qualified stock options. Such compensation is limited to $200,000 for 2001. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Zuege is currently approximately $279,828; for Mr. Boyke, $134,359; for Mr. Drake, $121,491; and for Mr. Price, $134,561.

         The Oilgear Salaried Retirement Plan (the "Salaried Plan") provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of .009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over "Covered Compensation" (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months within the last 120 months of service. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee's Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. For purposes of the Salaried Plan, Mr. Zuege has accrued 34 years of benefit service; Mr. Boyke, 29 years; Mr. Drake, 20 years; and Mr. Price, 35 years.

         Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a benefit for death prior to termination of employment are provided for.

         The Company maintains a Retirement Benefits Equalization Plan (the "Equalization Plan") for highly compensated or management employees who are designated as eligible by the Compensation Committee to restore to such individuals and their beneficiaries retirement income which would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. Mr. Zuege has been designated as an eligible participant in the Equalization Plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount which is received pursuant to the Salaried Plan and the amount which would be received if the Internal Revenue Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of the Company's general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors. As amended effective December 12, 2001, upon the occurrence of a change in control (as defined in the Equalization Plan) each active or retired eligible participant (or his or her beneficiary) may be entitled, at the option of the participant, to a lump sum payment of the then present value of all accrued benefits under the Equalization Plan. In the case of active eligible participants, any subsequent payments pursuant to the Equalization Plan would then be reduced to reflect the value of the prior lump sum payment.

         The trusteed defined contribution Oilgear Stock Retirement Plan (the "Stock Plan") covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the value of the Common Stock contributed by the Company and allocated to the employees' accounts excluding any appreciation thereof. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

         Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company's employees located in Germany. The program in which Mr. Bursch participates is funded by a life insurance policy owned by the Company that provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be approximately E23,486 per year.

DIRECTORS' COMPENSATION

         Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting and a fee of $550 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no separate committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees.

         Under the Oilgear Company Deferred Directors' Fee Plan (the "Fee Plan") outside directors may elect to defer the cash compensation paid to them by the Company. In addition, any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company shall maintain a separate account for the compensation deferred by each director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have the amount of such compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director's death or termination as a director, the balance in his account shall be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. In the event of a change of control, directors receiving benefit payments may elect to receive a lump sum payment and directors not receiving benefit payments may elect a lump sum payment or may continue to defer receipt of such payments. No inside directors made deferrals pursuant to the Fee Plan during 2001.

         To promote director ownership of Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors' Stock Plan (the "Directors' Plan"). Each director who is otherwise eligible to receive directors' fees is eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, increases in directors' fees are payable in Common Stock and up to 30% of the remaining cash fees payable to each eligible director may be paid in stock, as determined by the director. Common Stock issued in lieu of fees pursuant to the Directors' Plan is issued at the market price of such stock on the date of purchase. A total of 15,000 shares of Common Stock were authorized for issuance under the Directors' Plan. The provisions of the Directors' Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors' Plan is terminated earlier, it shall expire at such time as all available shares under the Directors' Plan have been issued. Each eligible director received 500 shares of Common Stock pursuant to the Directors' Plan in 2001.

                           FINANCIAL PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on Common Stock over the last five fiscal years as compared to the returns of The Nasdaq Stock Market Index (as presented by Media General Financial Services) and the MG Manufacturing industry index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on December 31, 1996 and assuming reinvestment of dividends in each case.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

                               [PLOT POINT CHART]

---------------------------------- --------- ----------- ------------ ------------- ----------- ------------
                                      1996      1997        1998         1999           2000       2001
---------------------------------- --------- ----------- ------------ ------------- ----------- ------------
Oilgear                              $100       $159.95     $114.70      $74.27       $108.05      $96.39
---------------------------------- --------- ----------- ------------ ------------- ----------- ------------
MG Group Index (Industry)            100         119.43      103.05      113.83        103.69      103.98
---------------------------------- --------- ----------- ------------ ------------- ----------- ------------
Nasdaq Market Index                  100         122.32      172.52      304.29        191.25      152.46
---------------------------------- --------- ----------- ------------ ------------- ----------- ------------

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

         The Compensation Committee has designed the Company's executive compensation program so that executive compensation is directly linked to execution of the Company's business strategies and initiatives, with particular emphasis on the creation of shareholder equity. During 2001, the Compensation Committee was comprised of three independent directors, two of whom also served on the Company's Executive Committee.

         There are three components of the Company's executive compensation program: base salary, short-term incentives and long-term incentives. The principles that guide the decisions of the Compensation Committee in implementing the program include the following:

         o The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company;

         o Short-term incentives should be closely tied to the Company's operating performance; and

         o Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

BASE SALARY

         Base salaries for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. As part of its review, the Compensation Committee takes into account survey data relating to manufacturing firms of comparable size (measured by sales), and executive officer salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. If appropriate, salaries are also adjusted to reflect increased responsibilities due to promotion.

         The Compensation Committee sets executive officer base salaries at a level so that the competitiveness of an individual's overall compensation package depends significantly upon the compensation earned through the Company's short- and long-term incentive plans.

         The CEO's salary is determined by the Compensation Committee in the same manner as that of the other executive officers of the Company.

SHORT-TERM INCENTIVES

         Company executive officers, including the CEO, are able to earn annual profit sharing bonuses under the Oilgear Variable Compensation Plan (the "Variable Plan"). The Variable Plan provides performance-based incentive opportunities to executive officers, non-executive officers and other key employees of the Company. In particular, the Variable Plan has been designed to respond to increasing market pressures to provide competitive compensation packages to key employees.

         During 2001, participants in the Variable Plan were entitled to receive cash incentive payments that, in total, could be up to 40% of total 2001 compensation. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual's responsibility, ability, experience and past performance. Each bonus unit was equal to a percentage of corporate net income. Available corporate net income is defined as net income reduced by a carve out amount (4% minus the remainder of the percent return on beginning equity minus 4%, multiplied by beginning equity). The return on beginning equity must be greater than 4% and the Company must have at least $1,000,000 of net income for the Company to pay any profit sharing bonuses. A basic bonus unit is equal to a percentage that increase as the return on beginning equity increases, as follows: .15% if the return on beginning equity is under 8%; an additional .005% for each 1% the return on beginning equity is greater than 7% and less than 23%; and the percent return on beginning equity divided by 100 (i.e. .23% when percent return on beginning equity is 23%) when the percent return on beginning equity is 23% or greater. To make the Variable Plan more responsive to changes in performance of individuals or groups of individuals, the Compensation Committee may increase the basic bonus by up to 50%. Financial targets are set in selected key result areas, which targets may vary by group and are changed as appropriate. Each target is worth 0 to 50 points. If a target is achieved it is worth 50 points but if only a part of the target is achieved it is worth the result of 50 points multiplied by the percentage achieved. The total points from all target goals are averaged and become the percentage used to increase the basic bonus. Key result areas include operating margins, return on assets, inventory turnover, and revenue growth. The Variable Plan provides that, at the discretion of the Company's management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company's performance as reflected in its unaudited financial statements. The Variable Plan further provides that in the event that the total bonus payable for a given year exceeds the 40% threshold described above, each participant's bonus must be reduced on a prorata basis. Final payment of the full bonus amounts must be made within 75 days after the end of the Company's fiscal year, or as soon thereafter as the Company's audit is complete. 2001 return on beginning equity was below the 4% threshold of the Variable Plan, as a result, the Company paid no bonuses for 2001.

LONG-TERM INCENTIVES

         The Company strives to align employee and shareholder interests through the maintenance of four stock-based compensation plans: the Key Employee Stock Purchase Plan, the Savings Plus Plan, the Stock Retirement Plan and the 1992 Stock Option Plan. All executive officers, including the CEO, participate in these plans, except Hubert Bursch who is not eligible to participate in the Savings Plus Plan or the Stock Retirement Plan.

         The Company's Key Employee Stock Purchase Plan provides an opportunity for selected officers and other key employees to purchase shares of Common Stock at the market bid price and to pay for such shares by delivering two promissory notes to the Company bearing annual interest at a rate of 5%. One note for one-half of the aggregate purchase price is payable in three equal annual installments due on the 2nd, 3rd and 4th February 28th after the date of purchase. The other note for the remaining one-half of the purchase price is payable in three equal annual installments which will be forgiven if none of the purchased stock has been resold and the purchaser is still employed by the Company on the due dates, which are the 4th, 5th and 6th February 28th after the date of purchase. One of the Company's executive officers acquired a total of 4,000 shares pursuant to the program in fiscal 2001.

         The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Common Stock fund. All of the Company's eligible executive officers, including the CEO, participate in the Savings Plus Plan.

         Under the Stock Retirement Plan, all eligible salaried employees, including the CEO and the other executive officers, receive a defined contribution in Common Stock that is integrated with the Savings Plus Plan and may provide an increased retirement benefit based upon the stock's performance.

         The Company's 1992 Stock Option Plan is designed to reward key employees for outstanding performance by providing an opportunity and, as a result, an incentive for such employees to benefit from a future increase in the value of the Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the fair market value of the Company's stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. On December 12, 2001, an option for 1,000 shares was granted to the CEO. In addition, options were granted to the other executive officers totaling 1,500 shares. Pursuant to the plan, the Compensation Committee has the discretion to grant a replacement option (exercisable at the then-current fair market value of the Company's stock) to any optionee who exercises an option and satisfies the exercise price with previously owned Company stock.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation's proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear's executive compensation program, as currently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these tax regulations as they apply to the Company's executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable and consistent with its other compensation objectives.

                                MICHAEL H. JOYCE
                                THOMAS L. MISIAK
                                 FRANK L. SCHMIT

                                    AUDITORS

         Representatives of KPMG LLP, the Company's independent public accountants for 2001 and 2002, are expected to be present at the annual meeting to respond to appropriate questions and make a statement if they desire to do so.

                                  OTHER MATTERS

         The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Secretary of Oilgear no later than December 12, 2002 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to Commission Rule 14a-8. Shareholders wishing to propose any floor nominations for director or floor proposals at the 2003 annual meeting without inclusion of such proposals in Oilgear's proxy materials must provide notice thereof to the Secretary of Oilgear no later than February 25, 2003 in order for such notice to be considered timely under the Commission's proxy rules.

                                                             THE OILGEAR COMPANY

                                                             Thomas J. Price,
                                                             CORPORATE SECRETARY

Milwaukee, Wisconsin
April 12, 2002

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMMON STOCK AS OF APRIL 5, 2002 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED
TO: THOMAS J. PRICE, CORPORATE SECRETARY, THE OILGEAR COMPANY, 2300 SOUTH 51ST STREET, P.O. BOX 343924, MILWAUKEE, WISCONSIN 53234-3924.

                               THE OILGEAR COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                             TUESDAY, MAY 14, 2002
                                    2:00 P.M.

                               THE OILGEAR COMPANY
                                CORPORATE OFFICE
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219



THE OILGEAR COMPANY
2300 SOUTH 51ST STREET, MILWAUKEE, WI 53219                                PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 14, 2002.


THIS PROXY ALSO PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD IN THE VARIOUS PLANS OF THE COMPANY AS DESCRIBED IN THE PROXY STATEMENT. IF YOUR NAME IS NOT INCLUDED IN EACH PLAN OR ANY OTHER ACCOUNT IN AN IDENTICAL MANNER, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL PROXY CARDS YOU RECEIVE.


IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.


By signing the proxy, you revoke all prior proxies and appoint David A. Zuege and Thomas J. Price, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournments thereof.






                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                              [PLEASE DETACH HERE]



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.

1. Election of directors:     01 Robert D. Drake      02 Michael H. Joyce         [ ] Vote FOR               [ ]  Vote WITHHELD
                              03 Thomas L. Misiak                                     all nominees                from all nominees
                                                                                      (except as marked)

                                                                                   ________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,          |                                                |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)          |________________________________________________|


2. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof, as described and set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH
NOMINEE LISTED IN PROPOSAL 1.


Address Change? Mark Box [ ]
Indicate changes below:
                                                                                      Date ___________________________________

                                                                                   ________________________________________________
                                                                                  |                                                |
                                                                                  |                                                |
                                                                                  |________________________________________________|
                                                                                  Signature(s) in Box
                                                                                  Please sign exactly as your name(s) appears on the
                                                                                  proxy. If held in joint tenancy, all persons must
                                                                                  sign. Trustees, administrators, etc., should
                                                                                  include title and authority. Corporations should
                                                                                  provide full name of corporation and title of
                                                                                  authorized officer signing the proxy.